Exhibit 99

FOR IMMEDIATE RELEASE:

Virginia Commerce Bancorp, Inc. Reports First Quarter 2009 Financial Results

ARLINGTON, Va., Thursday, April 23, 2009—Virginia Commerce Bancorp, Inc. (the “Company”), (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported a net loss of $3.2 million, or $0.12 per diluted common share, for the first quarter of 2009, compared with earnings of $4.1 million, or $0.15 per diluted common share, a year ago. The 2009 first quarter loss was primarily due to $13.4 million in provisions for loan losses versus $4.1 million for the same period in 2008, as non-performing assets and loans 90+ days past due rose to 5.84% of total assets, and $12.4 million in net-charge-offs were taken. Year-over-year assets, loans and deposits were up 10.9%, 7.7% and 10.8%, respectively.

Peter A. Converse, Chief Executive Officer, commented, “Our first quarter results are disappointing but certainly not surprising, as we began the process of aggressively working through our asset quality issues in the quarter.  In 2008, we spent most of the year trying to get our arms around the magnitude of our problem loans as deteriorating market conditions accelerated.  We seemed to be in a catch-up mode until the beginning of 2009.  While economic recovery does not appear to be imminent, we now have a better grasp of the level of problem loans and probable future deterioration and are committed to fully utilizing operating earnings and, if necessary, our capital cushion, to significantly reduce them.  This approach will entail continued building of loan loss reserves to enable the expedited disposition of non-performing assets and associated charge-offs.  We are determined to reverse the trend of increasing NPAs and the associated burden on franchise value.”

Converse continued, “While normalizing asset quality is our top priority, we are also embarking on franchise enhancing strategies that involve repositioning our deposit and loan portfolios.  Our reliance on CD funding for historically strong loan growth peaked at the end of 2008, with time deposits representing 67% of total deposits.  With a disciplined approach to significantly reducing that deposit category, it has declined to 61% of deposits as of March 31, 2009, and is expected to finish the year in the 50-55% range.  That decrease will be offset with strategies to increase lower cost deposit categories and enabled with slower loan growth.  The repositioning of our loan portfolio, which began in 2008, involves a heightened focus on commercial and industrial (C&I) and residential real estate lending, a transitional process that will evolve over the course of 2009 and 2010.  Obviously, loan demand, market conditions and prudent underwriting will dictate the level of success.  However, increased C&I lending at any level will benefit our efforts to develop lower cost deposits as commercial loans involve a greater degree of non-interest bearing deposit relationships than other lending categories.”

Converse added, “While we continue to maintain a relatively low efficiency ratio, we have been ever more diligent in looking for overhead reduction opportunities.  We will not open any more branches in 2009 and have undertaken a number of other prudent cost-cutting measures without impairing our ability to service customers.”

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

Net (Loss) Income

For the three months ended March 31, 2009, the Company recorded a net operating loss of $2.4 million. After an effective dividend of $787 thousand on preferred stock, the Company reported a net loss to common stockholders of $3.2 million, or $0.12 per diluted common share, compared to earnings of $4.1 million, or $0.15 per diluted common share in the first quarter of 2008. Earnings for the quarter were significantly impacted by $13.4 million in loan loss provisions due to increases in the level of non-performing assets and $12.4 million in net charge-offs.

Asset Quality and Provisions For Loan Losses

Provisions for loan losses were $13.4 million for the three months ended March 31, 2009, compared to $4.1 million in the same period in 2008.  This was due to an increase in non-performing assets and loans 90+ days past due from $25.2 million at March 31, 2008, to $124.9 million at December 31, 2008, and further increasing by $37. 2 million to $162.1 million as of March 31, 2009. In addition, net charge-offs for the three months ended March 31, 2009, were $12.4 million, or 0.53% of average loans outstanding. As of March 31, 2009, reserves for loan losses represented 1.64% of total loans, up from 1.58% at December 31, 2008.

As noted, non-performing assets and loans 90+ days past due increased during the quarter by $37.2 million, to 5.84% of total assets, with $17.7 million of the increase in loans 90+ days past due and a $19.5 million increase in non-performing assets. Of the total of $23.8 million in loans 90+ days past due, $15.4 million consisting of four credits represented problem loan workouts in the final stages of negotiation and/or documentation and $1.1 million represented loans in the process of renewal, not identified as a problem asset.  The $19.5 million increase in non-performing assets included two land development loans totaling $18.8 million, which experienced defaults on lot takedown contracts with national and regional builders; $7.8 million in residential construction loans with two infill builders where projects are ongoing but, forbearance agreements are required due to the inability to service interest carry; a $2.7 million commercial construction loan on a completed building experiencing slow lease up; and two non-farm, non-residential loans totaling $3.2 million on buildings occupied by businesses in financial distress.

Non-performing loans continue to be concentrated in residential and commercial construction and land development loans in outer sub-markets hardest hit by the residential downturn and commercial and consumer credits experiencing the after shocks in sub-contracting businesses and workforce employment.    Overall, as of March 31, 2009, $107.2 million or 85.2% of non-performing loans represented acquisition, development and construction loans.

Charge-offs for the quarter primarily related to the write-down to current fair market value of acquisition, development and construction loans or related other real estate owned by $9.2 million; the recognition of losses on $2.1 million in commercial and industrial loans predominantly to real estate-related or small business concerns; the write down to current fair market value of non-farm, non-residential loans and related other real estate owned by $200 thousand; and the balance attributable to residential mortgage, home equity line and consumer loan loss recognition totaling $1.1 million.

Other sectors, including non-farm, non-residential real estate and inner sub-markets of the broader loan portfolio, continue to perform well, with low levels of delinquencies at the present time. Additionally, the increase in loans 30-89 days past due appears to be decelerating on a quarter-to-quarter basis, and was significantly comprised of loans in the process of renewal not identified as problem assets in the current quarter.  The market decline remains dynamic and Management intends to pursue more aggressive strategies for problem loan resolution and is committed to utilize earnings to the maximum extent necessary to absorb losses recognized in the pursuit of this strategy. The Company’s increased capital levels gives it an added cushion to do so.

Net Interest Income

Net interest income for the first quarter of $20.8 million was up $1.3 million, or 6.6% over the same quarter last year, due to overall balance sheet growth, as the net interest margin declined from 3.34% in the first quarter of 2008 to 3.15% for the three-month period ended March 31, 2009. On a sequential basis, the margin was down four basis points from 3.19% in the fourth quarter of 2008, with the reversal of $420 thousand (or six basis points of yield) in previously accrued interest on loans placed on non-accrual.

The year-over-year decline in the net interest margin is primarily the result of lower yields on loans due to reductions in the prime rate and increases in the level of non-performing loans. As a result, the yield on loans fell from 7.10% for the three months ended March 31, 2008, to 5.87% in the current period, and was down twenty-six basis points sequentially.

On the funding side, strong competition for deposits in the local market did not allow for the same level of decline in the cost of interest-bearing liabilities year-over-year, which declined from 4.06% for the three months ended March 31, 2008, to 2.98% in the current period. Sequentially, the margin was affected by the reversal of $420 thousand in previously accrued interest on non-performing loans and the carrying of a high level of Fed funds sold as net loans outstanding declined by $29.1 million during the quarter. With market interest rates expected to remain mostly unchanged through the remainder of 2009, and high levels of time deposits declining while repricing downward, Management anticipates the margin to average 3.25% for the year.

Non-Interest Income

Non-interest income for the first quarter was up $189 thousand, or 11.6%, from $1.6 million in 2008, to $1.8 million with a $370 thousand increase in fees and net gains on mortgage loans held-for-sale and a $125 thousand decline in other miscellaneous income items. Compared to the three months ended December 31, 2008, non-interest income was higher by $346 thousand with fees and net gains on mortgage loans held-for-sale again accounting for the majority of the increase.

Non-Interest Expense

Non-interest expense increased $2.2 million, or 20.7%, from $10.8 million in the first quarter of 2008, to $13.0 million in the current period, and was up $1.5 million from the three months ended December 31, 2008. The majority of the year-over-year increase was due to the opening of two new branch locations, one-time costs associated with the cancellation of a lease obligation for another branch location, collections expense associated with non-performing loans and OREO, and significantly higher FDIC insurance premiums. As a result of these increases in expenses, as well as slower overall revenue growth, the efficiency ratio rose from 51.2% in the first quarter of 2008 to 57.7% in the current period.

Loans

Loans, net of allowance for loan losses, increased $160.8 million, or 7.7%, from $2.1 billion at March 31, 2008, to $2.3 billion at March 31, 2009. Non-farm, non-residential real estate loans increased $94.9 million, or 10.2%, one-to-four family residential loans increased $71.1 million, or 24.8%, while real estate construction loans fell by $12.8 million, or 2.2%. Since December 31, 2008, net loans are down $29.1 million, or 1.3%, with non-farm non-residential loans up $11.2 million, construction loans down $23.9 million, one-to-four family residential loans mostly unchanged and commercial loans down $14.2 million.  Loan production for the quarter was negatively impacted by declining demand in both the business and consumer sectors and higher than normal run-off.  However, favorable market rates enabled an increase in residential mortgage lending from $38.7 million in the first quarter of 2008 to $67.3 million for the quarter ending March 31, 2009, of which $61.1 million was available for sale.

Deposits

For the 12 months ended March 31, 2009, deposits increased $218.8 million, or 10.8%, from $2.0 billion to $2.2 billion, with demand deposits increasing $26.5 million, or 13.8%, savings and interest-bearing demand deposits increasing by $109.4 million, or 20.3%, and time deposits rising $82.9 million, or 6.4%. Sequentially, deposits rose $67.2 million, or 3.1%, with demand deposits increasing by $23.8 million, or

12.2%, savings and interest-bearing demand accounts growing $130.2 million, or 25.1%, and time deposits decreasing by $86.7 million, or 5.9%. The slower growth in time deposits for the 12-month period and the decline in the first quarter are reflective of a strategy to reduce the Bank’s historically heavy reliance on certificates of deposit to achieve deposit growth. The proportionate share of time deposits relative to total deposits declined from 67.2% at year-end 2008 to 61.3% as of March 31, 2009. We anticipate a further decline in that percentage as our deposit gathering efforts are increasingly focused on demand deposits as well as cross-selling activities tied to the acquisition of savings and interest-bearing demand accounts.

Repurchase Agreements and Fed Funds Purchased

Repurchase agreements, the majority of which represent sweep funds of significant commercial demand deposit customers, and Fed funds purchased decreased $40.9 million, or 18.2%, year-over-year, to $184.2 million at March 31, 2009, and were down $3.7 million since December 31, 2008.

Investment Securities

Investment securities increased $28.6 million, or 8.9%, from $322.9 million at March 31, 2008, to $351.5 million at March 31, 2009, and were up $14.7 million during the three months ended March 31, 2009. The majority of the current period and year-over-year growth in securities was concentrated in bank-qualified municipals. The portfolio contains four pooled trust preferred collateralized debt obligations totaling $8.9 million for which the Bank performs a quarterly analysis for other than temporary impairment due to significantly depressed current market quotes. The analysis includes stress tests on the underlying collateral and cash flow estimates based on the current and projected future levels of deferrals and defaults within each pool. Based on the most recent analysis, the Bank recorded a $30 thousand impairment loss on one of the four pools.

Capital and Stockholders’ Equity

Stockholders’ equity increased $74.7 million, or 42.6%, from $175.2 million at March 31, 2008, to $249.9 million at March 31, 2009, with net income to common stockholders of $5.5 million over the twelve-month period, a $4.4 million decrease in other comprehensive income related to the investment securities portfolio, and $71 million in preferred stock issued to the U.S. Treasury under the Treasury’s Capital Purchase Program. In connection with the issuance of the preferred stock, the Company also issued warrants to purchase an aggregate of 2.7 million shares of common stock to the Treasury.   In addition, in September 2008, the Company raised $25 million in qualifying capital through the sale of trust preferred securities to the Company’s directors and certain of its executive officers. In connection with the issuance of the trust preferred securities, the Company also issued warrants to purchase an aggregate of 1.5 million shares of common stock to the purchasers.  As a result of this issuance, the issuance of the preferred shares and the other noted factors increasing stockholder’s equity, the Company’s Tier 1 Capital ratio increased from 9.39% at March 31, 2008, to 12.95%, and its total qualifying capital ratio increased from 10.51% to 14.35%.

CONFERENCE CALL

Virginia Commerce Bancorp will host a teleconference call for the financial community on April 23, 2009, at 11:00 a.m. Eastern Daylight Time to discuss the first quarter 2009 financial results. The public is invited to listen to this conference call by dialing 866-219-5260 at least 10 minutes prior to the call.

A replay of the conference call will be available from 2:00 p.m. Eastern Daylight Time on April 23, 2009, until 11:59 p.m. Eastern Daylight Time on April 30 2009. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering access code 1354021.

ABOUT VIRGINIA COMMERCE BANCORP, INC.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank, a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-seven branch offices, one residential mortgage office and one investment services office, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS

This press release refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under accounting principals generally accepted in the United States, or “GAAP”.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

For further information contact:

William K. Beauchesne

Executive Vice President and Chief Financial Officer

(703) 633-6120

wbeauchesne@vcbonline.com

Virginia Commerce Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2009	2008	% Change
Summary Operating Results:
Interest and dividend income	$37,554	$40,063	-6.3%
Interest expense	16,797	20,598	-18.5%
Net interest and dividend income	20,757	19,465	6.6%
Provision for loan losses	13,390	4,112	225.6%
Non-interest income	1,820	1,631	11.6%
Non-interest expense	13,023	10,792	20.7%
(Loss) income before income taxes	(3,836)	6,192	-162.0%
Net (loss) income	$(2,409)	$4,148	-158.1%
Effective dividend on preferred stock	787	—	n/a
Net (loss) income available to common stockholders	$(3,196)	$4,148	-177.1%

Performance Ratios:
Return on average assets	-0.35%	0.69%
Return on average equity	-3.86%	9.61%
Net interest margin	3.15%	3.34%
Efficiency ratio (1)	57.68%	51.16%

Per Share Data: (2)
Net (loss) income per common share-basic	$(0.12)	$0.16	-175.0%
Net (loss) income per common share-diluted	$(0.12)	$0.15	-180.0%
Average number of common shares outstanding:
Basic	26,688,143	26,532,920
Diluted	26,688,143	27,269,248

	As of March 31,
	2009	2008	% Change
Selected Balance Sheet Data:
Loans, net	$2,243,960	$2,083,149	7.7%
Investment securities	351,472	322,880	8.9%
Assets	2,772,888	2,501,358	10.9%
Deposits	2,239,365	2,020,614	10.8%
Stockholders’ equity	249,868	175,241	42.6%
Book value per common share (2)	$6.70	$6.60	1.5%

Capital Ratios (% of risk weighted assets):
Tier 1 capital:
Company	12.95%	9.39%
Bank	13.07%	7.58%
Total qualifying capital:
Company	14.35%	10.51%
Bank	14.32%	10.47%
Tier 1 leverage:
Company	11.31%	8.78%
Bank	11.44%	7.12%
Tangible common equity:
Company	6.45%	7.01%
Bank	11.35%	6.97%

	As of March 31,
	2009	2008

Asset Quality:
Non-performing assets:
Non-accrual loans:
Commercial	$10,433	$4,635
Real estate-one-to-four family residential:
Closed end first and seconds	735	588
Home equity lines	319	395
Total Real estate-one-to-four family residential	$1,054	$983
Real estate-multi-family residential	—	—
Real estate-non-farm, non-residential:
Owner Occupied	6,319	125
Non-owner occupied	792	411
Total Real estate-non-farm, non-residential	$7,111	$536
Real estate-construction:
Residential-Owner Occupied	5,115	3,889
Residential-Builder	67,274	7,396
Commercial	34,829	—
Total Real estate-construction:	$107,218	$11,285
Farmland	—	—
Consumer	(2)	41
Total Non-accrual loans	$125,814	$17,480
OREO	12,455	5,720
Total non-performing assets	$138,269	$23,200
Loans 90+ days past due and still accruing	23,790	2,000
Total non-performing assets and loans 90+ days past due	$162,059	$25,200

Non-performing assets
to total loans:	6.05%	1.10%
to total assets:	4.99%	0.93%
Non-performing assets and loans 90+ days past due
to total loans:	7.09%	1.19%
to total assets:	5.84%	1.01%
Allowance for loan losses to total loans	1.64%	1.20%

Net charge-offs
Commercial	$2,097	$665
Real estate-one-to-four family residential:
Closed end first and seconds	115	—
Home equity lines	826	—
Total Real estate-one-to-four family residential	$941	$—
Real estate-multi-family residential	—	—
Real estate-non-farm, non-residential:
Owner Occupied	211	—
Non-owner occupied	—	—
Total Real estate-non-farm, non-residential	$211	$—
Real estate-construction:
Residential-Owner Occupied	40	—
Residential-Builder	3,542	219
Commercial	5,509	—
Total real estate-construction:	$9,091	$219
Farmland	—	—
Consumer	31	62
Total Net charge-offs	$12,371	$946
Net charge-offs to average loans outstanding	0.53%	0.05%

	As of March 31,
	2009	2008	% Change	12/31/08	% Change

Loan Portfolio:
Commercial	$265,279	$254,294	4.3%	$279,470	-5.1%
Real estate-one to four family residential:
Closed end first and seconds	229,062	189,622	20.8%	233,887	-2.1%
Home equity lines	128,291	96,633	32.8%	123,366	4.0%
Total Real estate-one-to-four family residential	$357,353	$286,255	24.8%	$357,253	0.0%
Real estate-multifamily residential	66,577	62,321	6.8%	66,611	-0.1%
Real estate-non-farm, non-residential:
Owner Occupied	428,112	390,460	9.6%	418,372	2.3%
Non-owner occupied	594,423	537,147	10.7%	592,953	0.3%
Total Real estate-non-farm, non-residential	$1,022,535	$927,607	10.2%	$1,011,325	1.1%
Real estate-construction:
Residential-Owner Occupied	24,119	21,059	14.5%	20,691	16.6%
Residential-Builder	289,375	308,423	-6.2%	296,266	-2.3%
Commercial	247,695	244,529	1.3%	268,119	-7.6%
Total Real estate-construction:	$561,189	$574,011	-2.2%	$585,076	-4.1%
Farmland	2,498	1,686	48.2%	2,498	0.0%
Consumer	9,934	7,700	29.0%	11,698	-15.1%
Total loans	$2,285,365	$2,113,874	8.1%	$2,313,931	-1.2%
Less unearned income	3,911	5,299	-26.2%	4,370	-10.5%
Less allowance for loan losses	37,494	25,426	47.5%	36,475	2.8%
Loans, net	$2,243,960	$2,083,149	7.7%	$2,273,086	-1.3%

	As of March 31, 2009
Residential, Acquisition, Development and Construction By County/Jurisdiction of Origination:	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge- offs as a % of Outstandings
District of Columbia	$25,007	8.0%	$—	—	—
Montgomery. MD	14,601	4.7%	5,667	1.8%	—
Prince Georges, MD	36,584	11.7%	8,680	2.8%	—
Other Counties in MD	9,351	3.0%	2,265	0.7%	—
Arlington/Alexandria, VA	44,810	14.3%	6,301	2.0%	—
Fairfax, VA	80,729	25.8%	12,673	4.0%	0.1%
Culpeper/Fauquier, VA	1,766	0.6%	446	0.1%	0.1%
Frederick, VA	—	—	8,922	2.8%	—
Loudoun, VA	33,723	10.8%	8,946	2.9%	0.8%
Prince William, VA	16,480	5.3%	3,150	1.0%	0.2%
Spotslyvania, VA	1,476	0.5%	—	—	—
Stafford, VA	22,880	7.3%	9,896	3.2%	—
Other Counties in VA	24,975	8.0%	4,443	1.4%	—
Outside VA, D.C. & MD	1,112	0.4%	1,000	0.3%	—
	$313,494	100%	$72,389	23.1%	1.2%

	As of March 31, 2009
Commercial, Acquisition, Development and Construction By County/Jurisdiction of Origination:	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge- offs as a % of Outstandings
District of Columbia	$10,631	4.3%	$—	—	—
Montgomery. MD	1,431	0.6%	—	—	—
Prince Georges, MD	10,009	4.0%	—	—	—
Other Counties in MD	1,118	0.5%	—	—	—
Arlington/Alexandria, VA	3,224	1.3%	—	—	—
Fairfax, VA	29,210	11.8%	1,513	0.6%	—
Henrico, VA	18,744	7.5%	—	—	—
Loudoun, VA	49,688	20.1%	18,304	7.4%	1.4%
Prince William, VA	69,660	28.1%	12,260	5.0%	0.8%
Spotslvania, VA	13,035	5.3%	—	—	—
Stafford, VA	35,745	14.4%	—	—	—
Other Counties in VA	5,200	2.1%	2,752	1.1%	—
	$247,695	100.0%	$34,829	14.1%	2.2%

	As of March 31,
	2009	2008	% Change	12/31/08	% Change

Investment Securities (at book value):
Available-for-sale:
U.S. Government Agency obligations	$239,346	$243,490	-1.7%	$235,434	1.7%
Domestic corporate debt obligations	1,239	7,792	-84.1%	3,948	-68.6%
Obligations of states and political subdivisions	33,473	23,319	43.5%	29,454	13.6%
Restricted stock:
Federal Reserve Bank	5,597	1,442	288.1%	5,597	—
Federal Home Loan Bank	6,009	5,334	12.7%	5,334	12.7%
Community Bankers’ Bank	145	55	163.6%	145	—
	$285,809	$281,432	1.6%	$279,912	2.1%
Held-to-maturity:
U.S. Government Agency obligations	$17,382	$22,445	-22.6%	$18,764	-7.4%
Obligations of states and political subdivisions	48,281	19,003	154.1%	38,143	26.6%
	$65,663	$41,448	58.4%	$56,907	15.4%

(1)          Computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis using a 35% rate and non-interest income.

(2)          Adjusted to give effect to a 10% stock dividend in May 2008

Virginia Commerce Bancorp, Inc.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

As of March 31,

(Unaudited)

	2009	2008
Assets
Cash and due from banks	$29,595	$34,785
Interest-bearing deposits with other banks	—	1,154
Securities (fair value: 2009, $352,606; 2008, $323,698)	351,472	322,880
Federal funds sold	67,720	—
Loans held-for-sale	7,936	3,432
Loans, net of allowance for loan losses of $37,494 in 2009 and $25,426 in 2008	2,243,960	2,083,149
Bank premises and equipment, net	14,833	13,463
Accrued interest receivable	10,596	11,091
Other assets	46,776	31,404
Total assets	$2,772,888	$2,501,358
Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$218,560	$192,095
Savings and interest-bearing demand deposits	648,251	538,872
Time deposits	1,372,554	1,289,647
Total deposits	$2,239,365	$2,020,614
Securities sold under agreement to repurchase and federal funds purchased	184,224	225,099
Other borrowed funds	25,000	25,000
Trust preferred capital notes	65,865	41,244
Accrued interest payable	6,923	8,333
Other liabilities	1,643	5,827
Total liabilities	$2,523,020	$2,326,117
Stockholders’ Equity
Preferred stock, net of discount, $1.00 par, 1,000,000 shares authorized, Series A; $1,000.00 stated value; 71,000 issued and outstanding	$62,904	$—
Common stock, $1.00 par, 50,000,000 shares authorized, issued and outstanding 2009, 26,688,143; 2008, 24,122,262	26,688	24,122
Surplus	96,039	73,916
Warrants	8,520	—
Retained earnings	57,339	74,387
Accumulated other comprehensive (loss) income, net	(1,622)	2,816
Total stockholders’ equity	$249,868	$175,241
Total liabilities and stockholders’ equity	$2,772,888	$2,501,358

Virginia Commerce Bancorp, Inc.

 Consolidated Statements of Operations

(Dollars in thousands except per share data)

Three Months Ended March 31,

(Unaudited)

	2009	2008
Interest and dividend income:
Interest and fees on loans	$33,443	$35,891
Interest and dividends on investment securities:
Taxable	3,662	3,779
Tax-exempt	345	271
Dividends	84	92
Interest on deposits with other banks	—	17
Interest on federal funds sold	20	13
Total interest and dividend income	$37,554	$40,063
Interest expense:
Deposits	$14,631	$18,030
Securities sold under agreement to repurchase and federal funds purchased	620	1,683
Other borrowed funds	265	194
Trust preferred capital notes	1,281	691
Total interest expense	$16,797	$20,598
Net interest income:	$20,757	$19,465
Provision for loan losses	13,390	4,112
Net interest income after provision for loan losses	$7,367	$15,353
Non-interest income:
Service charges and other fees	$887	$921
Non-deposit investment services commissions	157	150
Fees and net gains on loans held-for-sale	807	436
Impairment loss on of securities	(30)	—
Other	(1)	124
Total non-interest income	$1,820	$1,631
Non-interest expense:
Salaries and employee benefits	$5,921	$5,856
Occupancy expense	2,767	2,147
Data processing	600	539
Other operating expense	3,735	2,250
Total non-interest expense	$13,023	$10,792
(Loss) income before taxes	$(3,836)	$6,192
(Benefit) provision for income taxes	(1,427)	2,044
Net (loss) income	$(2,409)	$4,148
Effective dividend on preferred stock	787	—
Net (loss) income available to common stockholders	$(3,196)	$4,148
Earnings per common share, basic (1)	$(0.12)	$0.16
Earnings per common share, diluted (1)	$(0.12)	$0.15

(1) Adjusted to give effect to a 10% stock dividend in May 2008

Virginia Commerce Bancorp, Inc.

Consolidated Average Balances, Yields, and Rates

Three Months Ended March 31,

(Unaudited)

	2009			2008
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$338,688	$4,091	4.96%	$320,765	$4,142	5.26%
Loans, net of unearned income (2)	2,312,936	33,443	5.87%	2,030,623	35,891	7.10%
Interest-bearing deposits in other banks	102	—	0.12%	1,369	17	4.84%
Federal funds sold	41,386	20	0.19%	2,204	13	2.32%
Total interest-earning assets	$2,693,112	$37,554	5.68%	$2,354,961	$40,063	6.85%
Other assets	61,865			64,005
Total Assets	$2,754,977			$2,418,966

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$190,817	$610	1.30%	$146,319	$512	1.40%
Money market accounts	149,739	577	1.56%	206,536	1,655	3.21%
Savings accounts	241,424	1,439	2.42%	164,836	1,441	3.51%
Time deposits	1,424,332	12,005	3.42%	1,215,738	14,422	4.76%
Total interest-bearing deposits	$2,006,312	$14,631	2.96%	$1,733,429	$18,030	4.17%
Securities sold under agreement to repurchase and federal funds purchased	185,210	620	1.36%	234,194	1,683	2.88%
Other borrowed funds	25,000	265	4.25%	25,000	194	3.07%
Trust preferred capital notes	65,832	1,281	7.78%	40,000	691	6.83%
Total interest-bearing liabilities	$2,282,354	$16,797	2.98%	$2,032,623	$20,598	4.06%
Demand deposits and other liabilities	219,344			213,240
Total liabilities	$2,501,698			$2,245,863
Stockholders’ equity	253,279			173,103
Total liabilities and stockholders’ equity	$2,754,977			$2,418,966
Interest rate spread			2.70%			2.79%
Net interest income and margin		$20,787	3.15%		$19,465	3.34%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $829 thousand and $1.29 million for the three months ended March 31, 2009 and 2008, respectively.